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                                                                   Exhibit 10.79

                            CONTRACT NUMBER SHB 98002

                                  DATE 02/11/98

                                       FOR

                       KEEL YOKE AND ASSOCIATED MECHANISMS
                             DESIGN AND CONSTRUCTION

                                     BETWEEN

                             SPACEHAB, INCORPORATED
                              1595 SPRING HILL ROAD
                                    SUITE 360
                             VIENNA, VIRGINIA 22182

                                       AND

                             DAIMLER-BENZ AEROSPACE
                          SPACE INFRASTRUCTURE DIVISION
                                 P.O. BOX 286156
                                 D-28361 BREMEN
                                     GERMANY
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TABLE OF CONTENTS

Preamble .........................................................................    3
Article 1.  Entire Agreement .....................................................    3
Article 2.  Scope of Work ........................................................    4
Article 3.  Period of Performance ................................................    4
Article 4.  Contract Amount ......................................................    5
Article 5.  Reimbursement for Travel Expenses ....................................    5
Article 6.  Payment ..............................................................    5
Article 7.  Other Contractor and Customer Interface ..............................    6
Article 8.  SPACEHAB Direction / Contractor Interface ............................    7
Article 9.  Changes ..............................................................    8
Article 10. Intellectual Property Rights .........................................    9
Article 11. Confidentiality ......................................................    9
Article 12. Document Translation .................................................    9
Article 13. Local Services .......................................................    9
Article 14. Packaging and Marking ................................................    9
Article 15. Title and Delivery ...................................................   10
Article 16. Inspection and Acceptance ............................................   10
Article 17. Items, Equipment, Property, Services to be Furnished by SPACEHAB, Inc.   10
Article 18. Warranty .............................................................   11
Article 19. Termination ..........................................................   12
Article 20. Force Majeure ........................................................   12
Article 21. Governing Laws .......................................................   12
Article 22. Dispute Resolution ...................................................   13
Article 23. Provisions for Execution .............................................   13

Exhibit A I - Statement of Work ..................................................   14
Exhibit A II - Prime Item Development Specification (PIDS) .......................   15
Exhibit B - Wire Transfer Instructions ...........................................   16

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This contract is entered into by and between SPACEHAB, Inc., with an address at

                             1595 SPRING HILL ROAD,
                                   SUITE 360,
                             VIENNA, VIRGINIA 22182
            (HEREINAFTER REFERRED TO AS "DASA-RE" OR " CONTRACTOR").

                                       AND

                             DAIMLER-BENZ AEROSPACE,
                          SPACE INFRASTRUCTURE DIVISION

                               WITH AN ADDRESS AT
                                P.O. BOX 286156,
                                 D-28361 BREMEN,
                                     GERMANY
             (HEREINAFTER REFERRED TO AS "DASA-RI" OR "CONTRACTOR").

PREAMBLE

It is recognized by both parties that:

         - Dasa-RI has had and continues to have marketing efforts in Europe to sell to the European Space Agency (ESA) and to national Space Agencies in Europe concepts using a cargo pallet in connection with the Intemational Space Station;

         - Nothing in the contract for "Keel Yoke and Associated Mechanisms Design and Constructions shall preclude Dasa-RI from investing in and procuring a cargo pallet of its own in order to be able to pursue the business opportunity described above. SPACEHAB would also grant Dasa-RI at conditions to be negotiated a license to build the Unpressurized Cargo Pallet
                  (UCP) currently developed under SPACEHAB contract;

         - SPACEHAB will not unreasonably withhold the usage of its Keel Yoke Assembly (KYA) if the pallet procured by Dasa-RI fits technically. The KYA will be made available by SPACEHAB at reasonable commercial conditions which are in line with SPACEHAB's standard pricing policies towards NASA and other national customers.


The parties agree as follows:

ARTICLE 1. ENTIRE AGREEMENT

This cone act ("Contract"), all exhibits, and other documents incorporated by reference, whether or not attached, constitute the complete and exclusive statement of the Contract between SPACEHAB and Dasa-RI

This contract supersedes any previous understanding or agreement between SPACEHAB and Dasa RI (oral or written) with respect to the subject matter of this contract.



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ARTICLE 2. SCOPE OF  WORK

1. Dasa-RI shall design, develop, manufacture, test, and deliver the SPACEHAB ICC Keel Yoke and Associated Mechanisms in accordance with requirements identified in the Prime Item Development Specification (PIDS, Document No. ICC 97002), and the Statement of Work (SOW, Document No. SHE ICC-S1002) attached as Exhibit A. Furthermore Dasa-RI shall perform the task of generic integration of the ICC which is also described in the SOW. With respect to the coupled load analysis task it is agreed that up to CDR only one load case will be considered and after CDR this task is excluded from this Contract and covered under the l&O contract. In the event of conflict among referenced documents and unless otherwise specified in this contract, the order of precedence shall be as listed below:

1. This Contract terms and conditions

2. The Statement of Work (ICC S 1002) - Exhibit A II

3. The ICC Prime Item Development Specification (ICC 97002) - Exhibit A II 4. The specific sectors of the documents referenced in the SOW ICC S1002


2. Dasa-RI will make available its resources for post delivery support at conditions comparable to those contained in the present contract for a period of up to two years; such activities are not covered under the contract amount (Article 4 below) but are contemplated for the l&O contract.

   SPACEHAB confirms that Dasa-RI is the selected cone actors for future activities / procurements related to ICC with the exclusion of UCP related activities - and for ICC related follow-on projects and SH herewith grants to Dasa-RI the "right of first refusal" for future contracts related to system sustaining engineering and enhancement of functional capabilities of ICC. /

ARTICLE 3. PERIOD OF PERFORMANCE

Dasa-RI shall perform the work called for under this contract as the continuation of the PDR effort performed under the Letter Agreement dated July 28, 1997. Work shall continue through the Initial Integrated Cargo Carrier
(IICC) fit check at the SPACEHAB Payload Processing Facility (SPPF), as described in the SOW. The period of performance of this contract shall be from the date of contract signature through January 31, 1999. The period of performance of this cone act may be extended by mutual agreement.


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
ARTICLE 4. CONTRACT AMOUNT

1. The fixed price to be paid to Dasa-RI for the products and services under this contract is $ 3.24 Million (in words: Three Million and Two Hundred Forty Thousand U.S. Dollars).

2. This amount excludes the amount previously agreed under the Letter Agreement and its No. 1 of $ 150.000 (in words: One Hundred Fifty Thousand U.S. Dollars) for work to be performed up to PDR and also excludes the amount of $
   260.000 (Two Hundred Sixty Thousand U.S. Dollars) for long lead item procurement.

   This amount does not include personnel travel costs which are dealt with under Article 5 below.

   In addition to the contract amount specified above SPACEHAB shall pay to Dasa-RI an amount of $ 400.000 (in words: Four Hundred Thousand U.S. Dollars) as a bonus if Dasa-RI delivers the KYA flight hardware at or before the agreed date for delivery.

   This bonus payment is reduced to 250.000 (in words: Three Hundred Thousand U.S. Dollars) if delivery is made within the month following the agreed date for delivery and further reduced to $ 150.000 (in words: One Hundred Fifty Thousand U.S. Dollars) if delivery is made within two month following the agreed date for delivery.

   The bonus payment shall also be due if Dasa-RI is unable to deliver on time because a SPACEHAB Inc. furnished item (see Article 17 below) is not available in due time.

ARTICLE 5. REIMBURSEMENT FOR TRAVEL EXPENSES

   SPACEHAB shall reimburse Dasa-RI for actual pre-approved transportation and hotel expenses for travel to SPACEHAB in the United States and to RSC-Energia in Russia, and on a per diem basis for meals and other expenses. The per diem allowance in the United States and in Russia shall be at the rate of $ 58 per day.

ARTICLE 6. PAYMENT

   Payment of the contract amount shall be made in four installments upon achievement of the following milestones:

   0. Preliminary Design Review*               12/97    $ 410.000 U.S.
   1. Critical Design Review                    4/98    $ 640.000 U.S.
   2. Modal Survey Test of KYAFM and UCP        9/98    $ 1.200.000 U.S.
   3. KYAFM acceptance and consent to ship     11/98    $ 1.050.000 U.S.
   4. Fit check and acceptance of generic       1/99    $ 350.000 U.S.
      integration task

* listed for reference only and paid for under the letter agreement


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It is expressly agreed that the payments related to milestone No. 3.) and 4.)
above shall be deferred until after the first flight of the MICC hardware; however, these payment shall be made no later than 12/99.

In addition to the installments listed above SPACEHAB shall make a bonus payment of $ 400.000 ( in words: Four Hundred Thousand U.S. Dollars) in 12/98 upon delivery of the KYA flight hardware to the processing facility in Florida in accordance with article 4 section 2.

All payments including bonus payments, if any, shall be made upon receipt of invoice by wire transfer to the account listed in Exhibit B attached hereto and shall be completed within 30 days of written ratification of completion of the associated payments milestone by the SPACEHAB ICC Program Manager.

ARTICLE 7. OTHER CONTRACTOR AND CUSTOMER INTERFACE

1. All formal contacts on the subject matter with SPACEHAB, Incr.'s customer NASA, RSC-Energia, or other suppliers under contract to SPACEHAB, Inc. on the project shall be made through the SPACEHAB, Inc. ICC Project Manager. This restriction is not intended to inhibit technical interfaces and the contractor may, at any time, request action by SPACEHAB, Inc. to arrange exchanges of needed information or to provide data. It is expected that informal contact, technical discussion and information exchange between Dasa-RI, RSC-Energia and other suppliers on this project is mandatory, to ensure the timely resolution of interface and integration issues. A record of such discussions will be made and distributed to SPACEHAB, Incr.'s Project Manager.

2. SPACEHAB has contracted with RSC-Energia of Moscow, Russia, for production of the Unpressurized Cargo Pallet (UCP). Correspondingly all contractual aspects related to the UCP are dealt with exclusively between SPACEHAB and RSC-Energia.

   Any formal technical direction for the UCP including but not limited to development, production, transportation, integration and contract deliverables will be from SPACEHAB to RSC-Energia. The ICDs are generated by Dasa-RI and jointly agreed between SPACEHAB, RSC-Energia and Dasa-RI and SPACEHAB shall retain full responsibility for the timely availability of the UCP for integration into the ICC.

3. Dasa-RI shall perform the scope of work specified under Article 2. above. Dasa-RI is expected to work directly and informally with RSC-Energia engineers on the technical level in order to facilitate the activities related to integration of the UCP into the MICC system. A budget is contained in the contract amount for informal technical coordination with RSC-Energia.



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ARTICLE 8. SPACEHAB DIRECTION / CONTRACTOR INTERFACE

Dasa-RI shall accept direction from one of the following SPACEHAB individuals only:

 Technical and
 programmatic issues
 Prime Contact            Pete Gadsby           ICC Program Manager
 Ultimate Contact:        Clark Thompson        Director, Technology Development
 Contractual Issues:      Mike Lounge           Vice President of Flight System
                                                Development
                          Nelda Wilbanks        Contract Administrator

SPACEHAB shall address all directors and other communication only to the following persons:

 Technical and
 programmatic issues
 Prime Contact            Owe Pape              ICC Program Manager
 Alternate Contact        Dr. Ingo Retat        ICC System Engineer
 Contractual Issues:      Holger Voge           ICC Contracts Officer



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ARTICLE 9. CHANGES

All changes to the contractual baseline defined in Article 2 above shall be made as follows:

Both Parties shall agree to the revised wording in all or appendices or incorporated documents of this agreement necessary to implement the changes that they have agreed upon, and the total of all such revisions to be made at a single time shall be known as the "Amendments".

The Amendment shall be approved or disapproved by an official of each Party who has the power and authority to bind his Party by approving Amendments to this agreement SPACEHAB and Dasa-RI agree that the representatives of each Party designated in accordance with the provisions of Article 8 above shall be the only officials who have this power and authority. These officials shall be known as the Amendment Officers" of each Party. The signing and dating of the Amendment by an Amendment Officer of the Party shall signify his Party's consent to be bound by the agreement as revised by the Amendment.

Directed Chances

SPACEHAB may at any time, by written order from its Program Manager, request changes within the general scope of this agreement in any one or more of the following:

- Drawings, designs, or specifications when the items to be furnished are to be specially manufactured for SPACEHAB in accordance with the drawings, designs or specifications.

-  Method of shipment or packing.

-  Place of delivery.

-  Schedule of delivery.

If any such change causes an increase or decrease in the cost of, or the time required for, performance of any part of the work under agreement, whether or not changed by the order, the parties shall agree to an equitable adjustment in the fixed price, the delivery schedule, or both, and shall modify the agreement. The contractor shall not be liable for implementing such changes until mutual written agreement regarding cost and schedule has been reached.

Effective Date of Amendments. An Amendment which does not involve a directed change as set forth above by SPACEHAB shall not be effective and shall not be binding on either Party until the Amendment is signed and dated by an Amendment Officer of each Party, at which time this agreement, as revised by the Amendment, shall supersede and replace the terms of the previous agreement for all purposes. An Amendment involving a change directed by the SPACEHAB as set forth above shall be deemed binding and effective as of the date upon which the Amendment embodying such change is added to this agreement by the Amendment procedure contained in this article.


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ARTICLE 10. INTELLECTUAL PROPERTY RIGHTS

All worldwide Intellectual Property (IP) rights (including but not limited to patents, copyrights, trademarks, service marks and trade secrets) created under this contract shall be the sole property of SPACEHAB. Dasa-RI agrees to reasonably assist SPACEHAB in securing such rights through patent, copyright and trade name applications in various worldwide jurisdictions. All IP utilized in the performance of this contract shall remain the exclusive property of the partys) who had the rights in the IP prior to this contract.

ARTICLE 11. CONFIDENTIALITY

SPACEHAB and Dasa-RI shall abide by the Nondisclosure Agreement between the parties dated September 1996, which terms and conditions other than termination date are incorporated herein by this reference. The obligations of the agreement shall remain binding for the parties for a period of three (3) years following final acceptance under this Contract.

ARTICLE 12. DOCUMENT TRANSLATION

All textual documents provided by Dasa-RI shall be in English.

ARTICLE 13. LOCAL SERVICES

To facilitate face-to-face meetings, the host party shall provide meeting facilities, interpreter services, and local transportation for the visiting contractors.

ARTICLE 14. PACKAGING AND MARKING

Packaging and marking for shipment of all items ordered under this contract shall be in accordance with good commercial practice, and adequate to ensure both acceptance by common carrier and safe transportation at the most economical rates.


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ARTICLE 15. TITLE AND DELIVERY

The point of delivery for any hardware required shall be SPACEHAB, Inc.'s ICC Processing Facility, Florida. Hardware deliverable items are listed in section
2.2 of the SOW. The point of delivery for any data required shall be SPACEHAB, Ind., Houston, Texas. Data deliverable items are listed in section attachment DB of the SOW.

Dasa-RI is responsible for transportation and insurance of all items deliverable under the present cone act and shall cover the corresponding expenses. It is expressly agreed that there is no such responsibility on Dasa-Rl's side with respect to the UCP.

All taxes, customs and other duties connected with the performance of the present contract levied on the territory of the customer's country are home by the customer, and those levied on the territory of the contractors country are home by the contractor.

Title to the deliverable hardware shall pass to SPACEHAB upon successful completion of the incoming inspection at the SPACEHAB, Inc.'s ICC Processing Facility in Florida.

ARTICLE 16. INSPECTION AND ACCEPTANCE

The place of final inspection and acceptance for the deliverable hardware called for under this cone act shall be Dasa's facility in Bremen. Acceptance of the generic integration task shall be after the acceptance fit check at SPACEHAB, Inc.'s ICC Processing Facility. The place of inspection and acceptance of all deliverable reports and documentation shall be at SPACEHAB, Houston, Texas, with a copy to SPACEHAB Cape Canaveral, Florida as specified by SPACEHAB. (Definition of inspection and acceptance section 4.2.7.3 of the SOW).

ARTICLE 17. ITEMS, EQUIPMENT, PROPERTY, SERVICES TO BE FURNISHED BY SPACEHAB,
            INC.

1. SPACEHAB shall make available to Dasa-RI the UCP procured from RSC-Energia in compliance with the ICD ICC-RIBRE-ICD~01 and at the times specified in the verification plan ICC-RIBRE-PL-004.

2. SPACEHAB shall also make available all UCP and Payload related documentation, data, results of analysis, models (e.g. input to coupled loads and thermal analysis), etc. required to perform the generic integration task with precise dates being agreed at CDR.

3. SPACEHAB shall also make available facilities at SPACEHAB Inc. ICC processing facility to perform the fit-check.


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ARTICLE 18. WARRANTY

Dasa-RI warrants the KYA and Associated Mechanisms will be built in accordance with the SOW SHI-ICCS1002, and that the hardware furnished under this contract will meet the requirements of specification PIDS ICC 97002 and will be free from defects in materials furnished and workmanship performed by DasaRl.

Dasa-RI will correct any defective services and, at Dasa's option, repair or replace with reasonable promptness any hardware items to be delivered under this contract which are actually defective and only if prompt notice of such defects in hardware items or services is given, and in no event later than 6 (six) months from the date of final acceptance of these hardware items or services.

In the event Dasa-RI cannot repair or replace a defective hardware item in a reasonable time, Dasa-RI shall return the price of such hardware item to SPACEHAB.

SPACEHAB shall notify Dasa-RI in writing of any defect, within ten (10) working days after discovery of such defect, and shall furnish relevant information with respect thereto.

Repaired items, or services performed, shall be warranted only for the unexpired portion of the warranty applicable to the original item or service. Replaced items shall be warranted for 6 (six) months. Any other provision of this contract to the contrary notwithstanding, this warranty is in lieu of all other warranties, expressed or implied, including merchantability or fitness for any particular purpose, whether arising by law, custom, conduct or usage of trade, and the rights and remedies provided herein are exclusive and in lieu of any other rights or remedies. In no event shall Dasa-RI be liable for incidental or consequential damages arising out of a breach of this warranty.

This warranty does not extend to any item which has been subject to misuse, neglect or accident after acceptance - unless caused by Dasa itself - nor does it extend to any item which has been repaired or altered by other than Dasa-RI personnel. Upon request, SPACEHAB shall furnish to Dasa-RI all information available that the defect arose from causes other than those contained in the preceding sentence.

This warranty shall be null and void if the hardware items are handled, transported or stored under conditions outside of those specified in the recommended handle of procedures and the consequences cannot be resolved through subsequent testing and/or engineering analysis.


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ARTICLE 19. TERMINATION

SPACEHAB may, in case of major changes in the International Space Station Program which would preclude the use of the ICC, terminate this contract. In the event of termination, SPACEHAB will pay for completed work before this date as well as cost of all work in process in accordance with Article 6, and reimburse expenses incurred up to the date of termination in accordance with Articles 4 and 5 and to also pay the bonus payment mentioned in Article 4, section 2.

In the event SPACEHAB terminates this contract, Dasa-RI shall provide the following items to SPACEHAB to determine proper restitution:

- Detailed invoices of material expenditures including, but not limited to procurement of long lead items.

- Detailed list of all in-work and completed textual and graphic documents created in the scope of this Contract.

- Detailed list of all other expenditures made with the payments made by SPACEHAB to Dasa-RI prior to termination of this Contract.

Termination of this contract does not terminate obligations of SPACEHAB and Dasa-RI to comply with Articles 10 and 11.

ARTICLE 20. FORCE MAJEURE

The contractor shall be excused for delay in delivery and/or may suspend and to the extent of 'force majeure' which shall include the occurrence or existence of acts of god, war, the public enemy, mobilization, riot, strike, fire, flood, embargoes, the acts or orders of Goveernments or political subdivisions thereof, and other cases outside the cone actors responsibility and control which adversely and materially prevents the contractor from performing hereunder.

As soon as cases of Force Majeure occur or come to the knowledge of the contractor, contractor shall notify SPACEHAB without delay, giving details of the cause, the possible effects, and how the situation could be improved.

Contractor shall have no responsibility whatsover to SPACEHAB or its customer for any consequences arising out of a force Majeure event, unless such event was foreseeable. In no event shall cone actor be liable for incidental or consequential damages arising out of said event.

ARTICLE 21. GOVERNING LAWS

The laws of the Commonwealth of Virginia shall govern all provisions specified by and performed under this contract.


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ARTICLE 22. DISPUTE RESOLUTION

Any and all disputes hereunder shall be resolved by arbitration in the Washington, D.C. metropolitan area pursuant to the arbitration rules of the International Chamber of Commerce. The parties hereby agree that any arbitration findings hereunder may be enforced in any U.S. Federal Court in Washington D.C. or Virginia and the parties hereby consent to the jurisdiction of such courts for such purpose.

ARTICLE 23. PROVISIONS FOR EXECUTION

Dasa-RI and SPACEHAB shall execute two (2) copies of this contract in English, one for each parW.

SPACEHAB, INC.

By:         ______________________            By:         ______________________

Typed Name: ______________________            Typed Name: ______________________

Title:      ______________________            Title:      ______________________

Date:       ______________________            Date:       ______________________